Exhibit 10.65
DATED 22 February 2012
ASPEN INSURANCE UK SERVICES LIMITED (1)
and
RICHARD HOUGHTON (2)

COMPROMISE AGREEMENT

THIS AGREEMENT is made as of the 22nd day of February 2012
BETWEEN:
(1)	ASPEN INSURANCE UK SERVICES LIMITED (Registered in England No. 1184193) of 30 Fenchurch Street, London EC3M 3BD (the “Company”); and

(2)	RICHARD DAVID HOUGHTON of [Address intentionally omitted] (hereinafter referred to as the “Executive”).
IT IS AGREED AS FOLLOWS:
1. INTERPRETATION
     In this Agreement:
(a)	“Group Company” shall mean the Company, its subsidiaries and subsidiary undertakings and any holding company or parent undertaking of the Company and all other subsidiaries and subsidiary undertakings of any holding company or parent undertaking of the Company, in each case as at the Termination Date (as defined below), where “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” have the meanings given to them in the Companies Act 2006. Any reference to the Companies Act 2006 includes any consolidation or re-enactment, modification or replacement of this Act; and

(b)	“Service Agreement” shall mean the service agreement entered into between the Executive and the Company dated 3 April 2007.
2. TERMINATION DATE
The Executive’s employment with the Company will end on 29 February 2012 (the “Termination Date”). The Executive will be specifically required to perform his duties of employment between the date of this Agreement and the Termination Date as they relate to the final review, execution and filing of the annual report on form 10-K of Aspen Insurance Holdings Limited for the period ended 31 December 2011. The Executive may also be called upon prior to the Termination Date to assist with outstanding projects and with handover, as appropriate. The Executive will therefore ensure the Company is notified of his whereabouts during the period of his paid suspension. The Executive’s Form P45 will be made up to the Termination Date and issued to the Executive as soon as practicable after the Termination Date.
3. PAYMENT OF SALARY ETC
The Company will continue to provide the Executive with his salary and all other contractual benefits up to the Termination Date in the normal way. Within 14 days of the Termination Date the Company will also pay the Executive in respect of his accrued but untaken holiday (less such deductions for income tax and national insurance as are required by law).
4. TERMINATION SUMS AND BENEFITS AFTER THE TERMINATION DATE
(a)	Subject to the Executive agreeing to all of the conditions set out below, and receipt by the Company of a copy of this Agreement signed by the Executive and the attached certificate signed by the Executive’s legal adviser, the Company will, without admission of liability:
(i)	subject to clause 4(a)(ii) below, pay to the Executive a sum of up to £657,804 (the “Agreed Payment”) in respect of any entitlement to a Severance Payment which might otherwise be due in accordance with Clause 19.2 of the Service Agreement. The Agreed Payment shall be made up of two components: (i) an annual salary replacement component of £382,000 (the “Salary Component”); and (ii) a bonus replacement component of £275,804 (the “Bonus Component”);

(ii)	the Agreed Payment will become due to the Executive in 12 equal monthly instalments of £54,817 per month, each instalment comprising 1/12th of each of the Salary and Bonus Components (subject to any applicable modification by the remainder of clause 4(a)(ii) below) (the “Monthly Instalments”), the first such Monthly Instalment being paid on the Company’s first normal payroll payment date following the Termination Date, with subsequent Monthly Instalments being repeated on each subsequent monthly payroll date. On the date on which 12 consecutive full, reduced or nil (as may be reduced or modified in accordance with the remainder of clause 4(a)(ii) below) Monthly Instalments have been made to the Executive (this 12 month period being the “Payment Period”), the Monthly Instalments shall cease and the Executive shall have no further right to receive any additional amounts either pursuant to Clause 4(a)(i) above or in relation to Clause 19.2 of the Service Agreement. If, during the Payment Period, the Executive commences employment with another employer (“New Employment”) on a base salary of £382,000 per annum or greater, then the Salary and Bonus Components will be zero for any month in which the Executive receives 1/12th of such a base salary from New Employment. If in any month of the Payment Period the base salary the Executive receives from New Employment is less than 1/12th of £382,000 (as a result of receiving an annual base salary of less than £382,000 from New Employment), then the Salary Component of the Monthly Instalment for that month shall be reduced by the amount of the base salary paid to the Executive from New Employment in that month but the Bonus Component of that Monthly Instalment shall be paid in full. The Executive undertakes to notify the Company, as soon as he starts New Employment, of: (i) the date that New Employment commenced; and (ii) the amount of the annual base salary to be paid to him in relation to that New Employment (including any changes, should the monthly base salary vary during the Payment Period). Notwithstanding the foregoing, the Company and the Executive agree that the minimum guaranteed number of Monthly Instalments paid to the Executive without any adjustment to the Salary and Bonus Components shall not be less than three, covering the period March — May 2012 inclusive.; and

(iii)	make a payment to the Executive of £30,000 as compensation for loss of employment, including in respect of any Statutory Claim that he may have (as defined in paragraph 9(b) (Satisfaction of Statutory Conditions)). This payment will be made to the Executive at the same time as the Monthly Instalment for March 2012 is paid.
(b)	For the avoidance of doubt, the provisions of clause 4(a) above shall be deemed to be in full satisfaction of any and all Severance Payments otherwise due to the Executive under clause 19 of the Service Agreement or otherwise. Without prejudice to the generality of the foregoing no further cash payments shall be due to the Executive in respect of any previously earned cash bonus or other incentive awards with respect to performance periods which have been completed as at the Termination Date but not yet paid.

(c)	The sum set out in 4(a)(i) above will be subject to such deductions for income tax and employees’ national insurance as are required by law and the Company will account to HM Revenue & Customs for such deductions via PAYE. The Company will pay the sum at 4(a)(iii) free of income tax and national insurance. The Executive will account to HM Revenue & Customs for any additional income tax and employees’ national insurance (not due via PAYE) payable in respect of any of the payments set out at this clause 4. The sums set out in this clause 4 will be paid to the Executive on the dates set out above subject to signature by him of this Agreement and signature by his legal adviser of the attached certificate. Payment will be made by transfer to the Executive’s bank account.

(d)	The Executive, his spouse and any dependent children will remain in the Company’s private medical insurance scheme (or an equivalent continuation scheme) at its expense and on the same basis as cover is provided to other employees until 28 February 2013 or, if earlier, until the Executive starts new employment providing an equivalent benefit. This will be subject to the rules of the scheme. The Company warrants and represents to the Executive that the provider of the Company’s private medical insurance scheme has confirmed to the Company that the insurance can be continued as contemplated by this clause 4(d). The Executive undertakes to notify the Company as soon as he starts new employment.

(e)	At all times during the Payment Period (as defined in clause 4(a)(ii) above) when the Executive receives a Monthly Instalment of greater than zero, the Company will continue to make payments into its pension scheme in respect of the Executive (or another scheme nominated by the Executive) at the same level as contributions were made by the Company on behalf of the Executive. The Executive shall not be required to make any contributions to the Company pension scheme (or another scheme nominated by the Executive) in respect of any period after the Termination Date. If, however, the Company cannot make such contributions without being in breach of any appropriate limit prescribed by law, its obligations will be limited to paying into the scheme such part of the contributions (if any) which can be paid without exceeding the relevant legal limit and it will pay the Executive the balance of the contribution, but subject to such deductions as it is required by law to make because it is making such payment directly to the Executive. The Executive will be liable for any special annual allowance charge relating to any of these pension payments or credits. For the avoidance of doubt, the Company will cease to be liable to pay any further pension contributions on behalf of the Executive (i) after the Payment Period; or (ii) in respect of a particular month only, in any month during the Payment Period when the Executive is due to receive a Monthly Instalment of zero as result of the adjustments set out in Clause 4(a)(ii). .
5. PERFORMANCE SHARES AND SHARE OPTIONS
(a)	Notwithstanding the terms of the relevant award agreements, the Executive will retain the 41,995 shares in Aspen Insurance Holdings Limited (the “Eligible Shares”) currently eligible for vesting in his name in accordance with the 2009 and 2010 Aspen Insurance Holdings Limited Performance Share awards granted to the Executive. The Eligible Shares will be issued to the Executive following the filing of the annual report on Form 10-K of Aspen Insurance Holdings Limited for the year ended 31 December 2011, subject to the Executive providing due “sale to cover” instructions to the Group’s share plan administrator, Merrill Lynch, to meet the tax charge to the Executive on the vesting of the Eligible Shares and to Merrill Lynch being able to effect such a sale in the market. All other Performance Share Awards granted to the Executive by Aspen Insurance Holdings Limited will lapse on the date of execution of this Agreement.

(b)	The extent to which share options in Aspen Insurance Holdings Limited held by the Executive as at the Termination Date will be exercisable following the Termination Date will be determined solely in accordance with the terms of the agreements under which such share options were granted. The Company confirms (and will if necessary procure) that the Executive shall be treated as a “good leaver”, or equivalent, for the purposes of vesting, exercise and other entitlements under any such agreements. For the avoidance of doubt, the Executive will have 12 months following the Termination Date to exercise his current 12,158 share options at an exercise price of $27.28 per share, after which stage those options will lapse.

(c)	Notwithstanding any rights that the Company may have in any agreement relating to either the Eligible Shares or the share options referred to in this clause 5 (collectively, the “Shares”), the Company (acting for itself and as agent for all other Group Companies) warrants and represents to the Executive that neither it nor any other Group Company will or will seek to transfer to the Executive any secondary class 1 (employer) national insurance contributions that may be payable in relation to any taxable event relating to the Shares.
6. WAIVER OF CLAIMS
(a)	The Executive accepts the terms set out in this Agreement in full and final settlement of all and any claims that he has or may have against the Company or any other Group Company or any of its or their current or former shareholders, directors, officers, employees or agents, whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment. The Executive also agrees to waive irrevocably and release the Company and all Group Companies (and all of its or their current or former shareholders, directors, officers, employees or agents) from and against any claims whether contractual (whether known or unknown, existing now or in the future), statutory or otherwise, arising out of or in connection with his employment with the Company or the termination of his employment. This waiver shall not apply to any claim relating to:
(i)	the Executive’s pension rights that have accrued up to the Termination Date;

(ii)	the Executive’s entitlements conferred by clause 5 of this Agreement;

(iii)	any other of the sums and benefits due to the Executive pursuant to this Agreement; or

(iv)	the Executive enforcing any other term of this Agreement.
(b)	The Company (acting for itself and as agent for all other Group Companies) confirms to the Executive that neither it nor any other Group Company has any claim or right of action against the Executive (whether known or unknown, existing now or in the future) arising out of or in connection with his holding office with (as director or otherwise), or being employed by, any Group Company or the termination of any such office or employment. To the extent that any such claim or right of action exists or may exist, the Company (acting for itself and as agent for all other Group Companies) irrevocably:
(i)	waives any such claim or right of action; and

(ii)	releases the Executive from any such liability.
(c)	The Company will maintain directors’ and officers’ liability insurance for the benefit of the Executive in relation to any periods during which he was a director or office-holder of any Group Company.
7. CONFIRMATION OF NO BREACHES
The Executive confirms and warrants to the Company that as far as he is aware he has not at any time during his employment committed a fundamental breach of the terms of the Service Agreement.
8. LEGAL ADVICE AND FEES
(a)	The Executive confirms that he has received advice from Chris Bracebridge of Covington & Burling LLP, 265 Strand, London WC2R 1BH, a relevant independent adviser as defined in each statute or statutory instrument in the Employment Legislation as defined in paragraph 9(a) below and an independent adviser as defined in s147 of the Equality Act 2010, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an employment tribunal. The Executive will procure that his legal adviser signs the attached legal adviser’s certificate, which forms part of this Agreement.

(b)	The Company agrees to pay the Executive’s reasonable legal fees incurred in taking advice concerning his departure from the Company and the negotiation of this Agreement. The Company will pay such fees within 14 days of receipt of a VAT invoice from the Executive’s adviser that is addressed to the Executive but expressed to be payable by the Company.
9. SATISFACTION OF STATUTORY CONDITIONS

(a)	This Agreement satisfies the conditions for regulating compromise agreements under Section 203 of the Employment Rights Act 1996, Regulation 35 of the Working Time Regulations 1998, Section 77 of the Sex Discrimination Act 1975, Section 72 of the Race Relations Act 1976, Paragraph 2(2), Schedule 3A of the Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, Section 288 Trade Union and Labour Relations (Consolidation) Act 1992, Regulation 41 Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Section 49 of the National Minimum Wage Act 1998, Paragraph 2(2) of Schedule 4 to the Employment Equality (Religion or Belief) Regulations 2003 and Paragraph 2(2) of Schedule 4 to the Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40 Information and Consultation of Employees Regulations 2004 and Paragraph 2 of Schedule 5 of the Employment Equality (Age) Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and s147 of the Equality Act 2010 (collectively the “Employment Legislation”).

(b)	A “Statutory Claim” means any claim for or relating to unfair dismissal, a redundancy payment, equal pay, sex, race or disability discrimination, discrimination on the grounds of age, religion, belief or sexual orientation or any protected characteristic under the Equality Act 2010, working time, unauthorised deduction from wages or any claim for the infringement of any other statutory employment rights which the Executive may have under the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Human Rights Act 1998, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations Act 1999, Part VII Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, the Employment Equality (Sexual Orientation) Regulations 2003, Part VIII Information and Consultation of Employees Regulations 2004, the Employment Equality (Age) Regulations 2006 the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Schedule to the Occupational and Personal Pension Schemes (Consultation by employers and Miscellaneous Amendment) Regulations 2006, the Equality Act 2010 or, in relation to all such matters, any claims under related European law or legislation.

(c)	The Executive represents and warrants that his only Statutory Claims or particular complaints are for: unfair dismissal under the Employment Rights Act 1996 and wrongful dismissal.
10. POST-TERMINATION RESTRAINTS
(a)	The Executive acknowledges that the provisions of Clauses 11 (Confidentiality) and 14.2 (non-solicitation of Restricted Persons and Key Employees) of the Service Agreement will remain in full force and effect notwithstanding the termination of his employment.

(b)	In addition, in consideration of the payment of £5,000 to the Executive (subject to such deductions for income tax and employees’ national insurance as are required by law, and to be paid at the same time as the Monthly Instalment for March 2012), the Executive and the Company agree that the restriction set out in Clause 14.3 of the Service Agreement shall be amended so that its period of effect after the Termination Date is reduced from twelve to three months.
11. RETURN OF COMPANY PROPERTY
Before any payment under Clause 4 above is made, the Executive will, in accordance with Clause 19.1(a) of the Service Agreement, deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any other Group Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any other Group Company or any supplier, agent, distributor or customer of the Company or any other Group Company, and he confirms that he has not retained any copies thereof.
12. CONFIDENTIALITY/STATEMENTS
(a)	In consideration of the payment of £5,000 to the Executive (subject to such deductions for income tax and employees’ national insurance as are required by law, and to be paid at the same time as the Monthly Instalment for March 2012), and save by reason of any legal obligation or to enforce the terms of this Agreement, the Executive will not:
(i)	directly or indirectly disseminate, publish or otherwise disclose (or allow to be disseminated, published or otherwise disclosed) by any means (whether oral, written or otherwise) or medium (including without limitation electronic, paper, radio or television) any information directly or indirectly relating to the termination of the Executive’s employment

(save to prospective employers, when the Executive may state solely that his employment with the Company ended by mutual agreement); or

(ii)	make any derogatory or disparaging comments about the Company, any Group Company or any of its or their shareholders, directors, officers, employees or agents.
(b)	The Company will procure that:
(i)	those senior Company employees with knowledge of this Agreement will not disclose its terms or existence to others within or outside the Company (except as required by law; in particular, but without limitation, in the circumstances provided for in clause 12(c) below) and will not make any derogatory or disparaging comments about the Executive; and

(ii)	Chris O’Kane, Glyn Jones and/or Mike Cain will respond to any requests for an oral reference.
(c)	The Executive acknowledges that the Company will be required to file a copy of this Agreement once executed with the US Securities and Exchange Commission.
13. NO ADMISSION OF LIABILITY
This agreement is made without any admission on the part of the Company or any Group Company that it has or they have in any way breached any law or regulation or that the Executive has any claims against the Company or any Group Company.
14. TAX INDEMNITY
The Executive hereby agrees to be responsible for the payment of any tax and employees’ national insurance contributions imposed by any competent taxation authority in respect of any of the payments and benefits provided under this Agreement (other than for the avoidance of doubt, any tax and/or employees’ national insurance or social security contributions which have or should have been deducted or withheld by the Company or any other Group Company in paying the sums to the Executive). The Executive further agrees to indemnify the Company and all Group Companies and keep them indemnified on an ongoing basis against any claim or demand which is made by any competent taxation authority against the Company or any Group Company in respect of tax and employees’ national insurance contributions due on the payments made and benefits provided under this Agreement other than where the Company or any other Group Company should have or did deduct an amount in respect of tax or any employees’ national insurance or other social security contributions from the payments made and benefits provided under this Agreement, including any related interest or penalties imposed by any competent taxation authority save where such interest or penalties arise as a result of the Company’s or any other Group Company’s own default or delay.
15. ENTIRE AGREEMENT
This Agreement sets out the entire agreement between the Executive and the Company in relation to the termination of the Executive’s employment and other matters referred to in this Agreement and supersedes all prior arrangements, proposals, representations, statements and/or understandings between the Executive, the Company and any Group Company in relation to such matters.
16. THIRD PARTY RIGHTS
Notwithstanding the Contracts (Rights of Third Parties) Act 1999 this Agreement may be varied by agreement between the Executive and the Company.
17. APPLICABLE LAW
This agreement is subject to English law and the exclusive jurisdiction of the English courts.

/s/ Richard Houghton Richard Houghton

22 February 2012
Dated

/s/ Michael Cain For and on behalf of Aspen Insurance UK Services Limited

22 February 2012
Dated

SCHEDULE 1
LEGAL ADVISER’S CERTIFICATE
I, Chris Bracebridge of Covington & Burling LLP, 265 Strand, London WC2R 1BH hereby confirm to Aspen Insurance UK Services Limited (the “Company”) that I am a relevant independent adviser as defined in each statute or statutory instrument in the Employment Legislation, as defined in paragraph 9(a) of the Compromise Agreement dated 22 February 2012 between the Company and Richard Houghton (the “Agreement”) and an independent adviser as defined in s147 of the Equality Act 2010 and that I have advised Richard Houghton as to the terms and effect of the Agreement and its effect on his ability to pursue his rights before an employment tribunal. There was in force, when such advice was given, a policy of insurance covering the risk of a claim by Richard Houghton in respect of loss arising in consequence of such advice.

/s/ Chris Bracebridge
Chris Bracebridge

22 February 2012 Date